UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2014

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure

On November 18, 2014, Liberty Media Corporation (the Company) issued a press release, attached hereto as Exhibit 99.1, announcing an adjustment to the conversion rate (the Conversion Rate) for the Company’s 1.375% Cash Convertible Senior Notes due 2023 (the Notes) pursuant to the terms of the Indenture, dated October 17, 2013, between the Company and U.S. Bank National Association, as trustee, governing the Notes. The Conversion Rate was adjusted from 15.7760 shares of the Company’s Series A common stock per $1,000 principal amount of Notes to 21.0859 shares of Series A common stock per $1,000 principal amount of Notes. The Conversion Rate was adjusted in connection with the Company’s previously announced distribution (the Spin-Off), as a dividend, of all of the Series A common stock, Series B common stock and Series C common stock of its subsidiary Liberty Broadband Corporation (Broadband) to holders of the Company’s Series A common stock, Series B common stock and Series C common stock as of 5:00 p.m., New York City time, on October 29, 2014 (the Record Date).  The Spin-Off was effected at 5:00 p.m., New York City time, on November 4, 2014. In the Spin-Off, (i) holders of the Company’s Series A common stock as of the Record Date received one-fourth of a share of Broadband’s Series A common stock for each share of Series A common stock held as of the Record Date, (ii) holders of the Company’s Series B common stock as of the Record Date received one-fourth of a share of Broadband’s Series B common stock for each share of Series B common stock held as of the Record Date and (iii) holders of the Company’s Series C common stock as of the Record Date received one-fourth of a share of Broadband’s Series C common stock for each share of Series C common stock held as of the Record Date. Cash was issued in lieu of fractional shares of Broadband’s common stock.

This Current Report and the press release attached hereto as Exhibit 99.1 are being furnished to the SEC under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name
99.1	Press Release dated November 18, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2014

LIBERTY MEDIA CORPORATION

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name
99.1	Press Release dated November 18, 2014